THIS AMENDMENT #1 TO THE CONVERTIBLE PROMISSORY NOTE ISSUED ON March 20, 2019 (the "Amendment") is entered into as of February 11, 2020 (the "Effective Date") by and between IQSTEL, Inc., a Nevada corporation (the "Company"), and Labrys Fund, LP, a Delaware limited partnership (the "Holder") (collectively the "Parties").

BACKGROUND

A. The Company and Holder are the parties to that certain convertible promissory note originally issued by the Company to the Holder on March 20, 2019, in the principal amount of $1,120,000.00 (the "Note") with approximately $892,626.41 of principal, interest, and default interest due as of the Effective Date; and

B. The Parties desire to amend the Note as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The Holder waives all existing events of default under Sections 3.13 of the Note, which occurred on or before the Effective Date (the "Default") with respect to the reservation of shares under the Note, upon receipt of the signed Irrevocable Transfer Instruction Agreement dated February 3, 2020 by the Company and West Coast Stock Transfer, Inc., for the reserve of 5,000,000 shares of the Company's common stock initially for the Note (a copy of which is attached hereto as Exhibit "A"). Furthermore, the Company shall require West Coast Stock Transfer, Inc. to increase the reservation of shares by an additional 5,000,000 shares of the Company's common stock on or before February 25, 2020. Furthermore, the Company shall require West Coast Stock Transfer, Inc. to increase the reservation of shares by an additional 5,000,000 shares of the Company's common stock on or before March 17,2020.

2. The Company shall make cash payments to the Holder pursuant to Schedule A attached hereto.

3. So long as (i) the Company complies with all of the provisions of this Amendment and (ii) an Event of Default (as defined in the Note; excluding as a cause of default Section 3.16) has not occurred under the Note after the Effective Date, then the Holder shall not effectuate a conversion under the Note on or after the Effective Date.

4. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

IQSTEL Inc.

By: ______________________

Name: Leandro Iglesias

Title: Chief Executive Officer

Labrys Fund, LP

By: ______________________

Name: Thomas Silverman

Title: Managing Member

SCHEDULE A

NAME	AMOUNT	PAYMENT DEADLINE
Payment #1	$100,000.00	On or before March 6, 2020
Subsequent Payments	no less than $50,000.00	On or before the 6th of Each Month Thereafter until the Note is satisfied in its entirety

Labrys Fund LP – Wiring Instructions
Bank: Citizens Bank
Address: 28 State Street Boston, MA 02109
ABA #: 011500120
Account #: 1331096321

Exhibit A

February 3, 2020

West Coast Stock Transfer, Inc.
721 N. Vulcan Ave. Ste. 205
Encinitas, CA 92024

Re: Irrevocable Transfer Instruction Agreement

Ladies and Gentlemen:

IQSTEL INC., a Nevada corporation (the "Company") issued that certain convertible promissory note in the principal amount of $1,120,000.00 on March 20, 2019 (the "Note I") and senior secured convertible promissory note in the principal amount of $235,000.00 on December 3, 2019 (the "Note II") (Note I and Note II shall collectively be referred to herein as the "Note") to Labrys Fund, LP (the "Investor"). Further, the Transfer Agent (as defined below) is expressly authorized to fully process the rescission of any Conversion Notice (as defined below) if such rescission is submitted by the Investor (without any further action or confirmation by the Company).

A copy of the Note is attached hereto. You should familiarize yourself with your issuance and delivery obligations, as transfer agent, contained therein. The shares to be issued are to be registered in the names of the registered holder of the securities submitted for conversion or exercise.

You are hereby irrevocably authorized and instructed to reserve a sufficient number of shares of common stock ("Common Stock") of the Company (initially, 5,000,000 shares) for issuance upon conversion of the Note in accordance with the terms thereof. The amount of Common Stock so reserved may be increased or decreased, from time to time, by written instructions of the Investor, without any further action of the Company. The Investor shall have the right, without any further confirmation or action from the Company, to periodically request the number of issued and outstanding shares of the Company.

So long as you have previously received confirmation from the Company or Investor counsel that the shares have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144 or other applicable exemption without any restriction and the Company or its counsel or Investor's counsel provides an opinion of counsel to that effect and the number of shares to be issued are less than 4.99% of the total issued and outstanding common stock of the Company (or 9.99% if increased pursuant to the Note), such shares should be transferred in certificated form without any legend which would restrict the transfer of the shares, and you should remove all stop-transfer instructions relating to such shares (such shares shall be issued from the reserve, but in the event there are insufficient reserve shares of Common Stock to accommodate a notice of conversion under the Note (each a "Conversion Notice") your firm and the Company agree that the Conversion Notice should be completed using authorized but

unissued shares of Common Stock that the Company has in its treasury). Until such time as you are advised by Investor or Company counsel that the shares have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144 or other applicable exemption without any restriction (and have been provided by Investor or Company counsel with an opinion of counsel to that effect) and the number of shares to be issued are less than 4.99% of the total issued and outstanding common stock of the Company (or 9.99% if increased pursuant to the Note), you are hereby instructed to place the following legends on the certificates:

> THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO AN APPLICABLE EXEMPTION UNDER SAID ACT.

The legend set forth above shall be removed and you are instructed to issue a certificate without such legend to the holder of any shares upon which it is stamped, if: (a) such shares are registered for sale under an effective registration statement filed under the 1933 Act or otherwise may be sold pursuant to Rule 144 or other applicable exemption without any restriction (and the Company or its counsel or Investor's counsel provides an opinion of counsel to that effect) and the number of shares to be issued is less than 4.99% of the total issued common stock of the Company (or 9.99% if increased pursuant to the Note), and (b) such holder provides the Company and the transfer agent with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such security may be made without registration under the 1933 Act and such sale or transfer is effected or (c) such holder provides the Company and the transfer agent with reasonable assurances and an opinion of counsel to that effect that such shares can be sold pursuant to Rule 144 or other applicable exemption. The transfer agent must issue the shares of common stock to the Investor, pursuant to this letter, despite any threatened or ongoing dispute between the Company and Investor, unless there is a valid court order prohibiting such issuance.

The Company hereby requests that your firm act immediately, without delay and without the need for any action or confirmation by the Company with respect to the issuance of Common Stock pursuant to any Conversion Notices received from the Investor.

The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in

bad faith. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.

The Board of Directors of the Company has approved the foregoing (irrevocable instructions) and does hereby extend the Company's irrevocable agreement to indemnify your firm for all loss, liability or expense in carrying out the authority and direction herein contained on the terms herein set forth.

Your firm will not delay in processing any Conversion notices owing to the fact the Company is in arrears of its fees and other monies owed to your firm, provided that the Investor agrees that each such time a Conversion Notice is delivered to your firm, and the Company is in arrears or has otherwise been placed on financial hold, the Company authorizes your firm to notify the Investor that the Company is currently on financial hold and the Investor agrees to pre-pay the full cost of processing the Conversion Notice. West Coast Stock Transfer, Inc. (the "Transfer Agent"), the Investor and the Company understand and agree that the current cost of processing such a conversion transaction is estimated to be between \$125 and \$275, though the Company and Investor understand and agree that Transfer Agent's fee schedule is subject to change and the Investor and the Company agree to pay the full amount of any such conversion according to the Transfer Agent's fee schedule then in force.

The Company agrees that in the event that the Transfer Agent resigns as the Company's transfer agent, the Company shall engage a suitable replacement transfer agent that will agree to serve as transfer agent for the Company and be bound by the terms and conditions of these Irrevocable Instructions within five (5) business days. The Company shall not terminate the Transfer Agent as the Company's transfer agent, and the Transfer Agent shall not accept any such termination by the Company, without a signed consent from the Investor.

The Company hereby authorizes the issuance of such number of shares as will be necessary to fully convert the Note under its terms and any such shares shall be considered fully paid and non-assessable at the time of their issuance. The Company has executed and delivered to the Transfer Agent a Board Resolution indicating such and the Transfer Agent entered into this agreement in material reliance on such Board resolution.

The Company agrees that in the event it seeks to replace or terminate the Transfer Agent, the Company shall (i) provide at least fifteen (15) days prior written notice to the Transfer Agent and the Investor, (ii) obtain a signed written consent from the Investor, and (iii) shall cause the replacement transfer agent to be bound by the terms and conditions of these irrevocable instructions at least ten (10) days prior to the proposed effective date of the transition to the replacement transfer agent. The Transfer Agent shall not transfer any records or documentation pertaining to the Common Stock to any purported successor transfer agent without the Investor's prior written consent. Any replacement transfer agent (whether approved by the Investor or appointed by the Company without the Investor's prior consent in breach of the foregoing provisions) shall automatically be bound by this Irrevocable Transfer Instruction Agreement as if a party hereto, and any such replacement transfer agent shall confirm in writing to the Investor within two (2) business days that it is bound by the terms and conditions of these

irrevocable instructions.

The Investor and Company expressly understand and agree that nothing in this Irrevocable Transfer Instruction Agreement shall require or be construed in any way to require the transfer agent, to do, take or not do or take any action that would be contrary to any Federal or State law, rule, or regulation including but expressly not limited to both the Securities Act of 1933 and the Securities and Exchange Act of 1934 as amended and the rules and regulations promulgated there under by the Securities and Exchange Commission.

The Investor is intended to be and is a beneficiary hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of the Investor.

Very truly yours,

IQSTEL INC.

By:____________________________
Name: Leandro Iglesias
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED:

West Coast Stock Transfer, Inc.

By:____________________________
Name: Frank Brickell
Title: President

Labrys Fund, LP

By:____________________________
Name: Thomas Silverman
Title: Managing Member